Exhibit 28 (h) (5) (a) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

FEDERATED HERMES RULE 12d1-4 INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 25, 2023, between Federated Hermes Global Allocation Fund, a statutory business trust under the laws of the State of Massachusetts (the “Acquiring Fund”), and Federated Hermes ETF Trust, a statutory trust organized under the laws of the State of Delaware, on behalf of its series identified on Schedule A, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Funds in reliance on the Rule.

1.       Required Findings

The parties each acknowledge and agree that:

(a) Under Rule 12d1-4(b)(2)(i)(B), prior to the initial acquisition of an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i), the Acquired Fund’s adviser has found that any concerns regarding undue influence arising from an Acquiring Fund’s investment in the Acquired Fund are reasonably addressed, considering, at a minimum, the scale of contemplated investments by the Acquiring Fund and any maximum investment limits, the anticipated timing of redemption requests by the Acquiring Fund, whether and under what circumstances the Acquiring Fund will provide advance notification of investments and redemptions, and the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any such redemptions in kind (the “Acquired Fund Findings”); and

(b) Under Rule 12d1-4(b)(2)(i)(A), prior to the initial acquisition of an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i), the Acquiring Fund’s adviser has evaluated the complexity of the structure and fees and expenses arising from the investment in the Acquired Fund and found that the Acquiring Fund’s fees and expenses do not duplicate the fees and expenses of the Acquired Fund (the “Acquiring Fund Findings”).

2.       Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the Acquired Fund Findings, if applicable, each Acquiring Fund and each Acquired Fund agree as follows:

(i)       In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request partially or wholly in-kind in a manner consistent with Federated Hermes Funds’ Redemption-In-Kind Procedures.

(ii)       Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 1% of the Acquired Fund’s total outstanding shares) over multiple days and/or to provide advance notification of large redemption requests to the Acquired Fund(s) whenever practicable, but only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund or exchange-listed closed-end fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Acquired Fund (such as where an Acquiring Fund sells shares in the secondary market).

(iii)       Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with making the Acquiring Fund Findings, if applicable, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

3.       Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time or this Agreement.

4.       Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

5.       Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party. Either party may notify the other in writing of any changes to these notice provisions.

If to the Acquiring Fund:	With a copy to:
Chief Compliance Officer c/o Federated Hermes, Inc. 1001 Liberty Avenue Pittsburgh, PA 15222 Email: Stephen.VanMeter@FederatedHermes.com	General Counsel Attn: Legal Dept. 1001 Liberty Avenue Pittsburgh, PA 15222 Email: George.Magera@FederatedHermes.com

If to the Acquired Fund:	With a copy to:
Chief Compliance Officer c/o Federated Hermes, Inc. 1001 Liberty Avenue Pittsburgh, PA 15222 Email: Stephen.VanMeter@FederatedHermes.com	General Counsel Attn: Legal Dept. 1001 Liberty Avenue Pittsburgh, PA 15222 Email: George.Magera@FederatedHermes.com

6.       Term and Termination; Assignment; Amendment; Miscellaneous

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) Other than as set forth in Section 5 above, this Agreement may be amended only by a writing that is signed by each affected party. Notwithstanding the foregoing, in the event that a party wishes to include one or more funds in addition to those originally set forth on Schedule A, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, any such fund shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A shall be amended accordingly.

(e) In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other of the Acquiring Funds.

(f) In any action involving an Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other of the Acquired Funds.

(g) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

(h) This Agreement may be executed in two or more counterparts, each of which separately shall be deemed an original, but all of which together constitute a single legal document. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

(i) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(j) In the case of each Fund that is a Massachusetts business trust, a copy of the Declaration of Trust of the Fund or of the trust of which the Fund is a series is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Fund(s) shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Fund(s).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Acquiring Fund(s)	Acquired Fund(s)

Name: George Magera	Name: John B. Fisher
Title: Assistant Secretary, Federated Hermes Global Allocation Fund	Title: Director, Federated Hermes ETF Trust

Schedule A

Acquired Funds

Federated Hermes Short Duration Corporate ETF

Federated Hermes Short Duration High Yield ETF